        Contact:
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Names Jeffrey L. Hall Chief Financial Officer

ST. LOUIS, March 3, 2008—Express Scripts, Inc. (Nasdaq: ESRX) today announced that Jeffrey L. Hall will join the Company on April 1, 2008, as Executive Vice President and Chief Financial Officer.  He will succeed Edward J. Stiften who had previously announced his retirement.

Mr. Hall comes to Express Scripts from KLA-Tencor, where he has been Chief Financial Officer since January 2006.  KLA-Tencor (Nasdaq: KLAC) is a leading supplier of process control and yield management solutions for the semiconductor and related microelectronics industries.

 “Jeff is joining Express Scripts after playing a key role at KLA-Tencor,” said George Paz, president, chief executive officer and chairman.  “We are very pleased to welcome him to Express Scripts and expect him to make a strong contribution to our continued growth and success.”

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members through thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services.  The Company also distributes a full range of biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

               Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.